EXHIBIT 16

[Pritchett, Siler & Hardy, P.C. Letterhead]

July 9, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC  20549

Ladies and Gentlemen:

We have read the statements of Health Enhancement Products, Inc. pertaining to our firm included under Item 4 of Form 8-K dated July 6, 2004 and agree with such statements as they pertain to our firm.  We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ Pritchett, Siler & Hardy, P.C.

PRITCHETT, SILER & HARDY, P.C.

cc:  Jeff Richards, CFO, Health Enhancement Products, Inc.